PBF Energy Creates West Coast System with Purchase of Shell Martinez Refinery

•	Transaction increases PBF’s throughput capacity to over 1 million barrels per day

•	Establishes PBF as the most complex independent refiner

•	Significantly accretive to earnings and cash flow

•	Integrated logistics assets include deep-water marine terminal with direct waterborne access, products terminals and crude and products storage facilities

PARSIPPANY, NJ- June 11, 2019 - PBF Energy Inc. (NYSE: PBF) announced today that its subsidiary has signed a definitive agreement to purchase the 157,000 barrel-per-day Martinez refinery, and related logistics assets, from Equilon Enterprises LLC d/b/a Shell Oil Products US (the “Seller” or “Shell”). With the acquisition, PBF’s total throughput capacity will increase to over one million barrels per day and its refining system will have a consolidated Nelson Complexity of 12.8.

Based on timing of close, the upfront acquisition price will be between $900.0 million and $1.0 billion. In addition to the upfront consideration, there are a number of unique transaction terms that drive incremental value for PBF and reduce our invested capital. Notably, direct and indirect first quarter 2020 turnaround costs and certain additional future capital expenses will be funded by the Seller. The value of working capital will be determined at closing. The Martinez transaction is expected to close in the second half of 2019, subject to customary closing conditions and regulatory approvals.

“The acquisition of the high-complexity, dual-coking Martinez refinery is a significant strategic step for PBF as we expand our West Coast operations and increase our total throughput capacity to more than one million barrels per day,” said PBF Chairman and Chief Executive Officer Tom Nimbley. “Martinez is one of the most complex refineries in the country and a top-tier asset. This acquisition will provide increased opportunities for PBF’s expanding West Coast operations to deliver enhanced value and returns in the favorable markets ahead including tangible synergies for our two-refinery West Coast system. We look forward to welcoming Martinez’s highly-motivated and professional workforce to the PBF family, and are committed to continuing their tradition of safe, reliable, environmentally responsible operations, as well as their outstanding community partnership.”

The Martinez refinery is located on an 860-acre site in the City of Martinez, 30 miles northeast of San Francisco, California. The refinery is a high-conversion 157,000 barrel per day, dual-coking facility with a Nelson Complexity Index of 16.1, making it one of the most complex refineries in the United States. The facility is strategically positioned in Northern California and provides for operating and other synergies with PBF’s Torrance refinery located in Southern California.

In addition to refining assets, the transaction includes a number of high-quality onsite logistics assets including a deep-water marine facility, product distribution terminals and refinery crude and product storage facilities with approximately 8.8 million barrels of shell capacity.

Renewable Fuels Project
PBF Energy and Shell have also agreed to jointly move forward with reviewing the feasibility of building a proposed renewable diesel project which would repurpose existing idled equipment at the Martinez refinery to create a renewable fuels production facility. The detailed feasibility review and planning for this project is expected to occur after closing of the acquisition.

Conference Call Information
At 5:15 p.m. ET, June 11, 2019, PBF Energy will host a conference call to discuss the transaction. The call will be webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be heard by dialing (866) 342-8591 or (203) 518-9713, conference ID: PBF0611. The audio replay will be available two hours after the end of the call through June 25, 2019, by dialing (800) 839-4013 or (402) 220-2982.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s expectations with respect to timing of the completion of the proposed acquisition; the company’s post-acquisition plans, objectives, expectations and intentions with respect to future earnings and operations of the Martinez refinery and/or its West Coast operations, including the renewable fuels project; the company’s plans for financing the proposed acquisition; and the conditions to the closing of the proposed acquisition and the possibility that the proposed acquisition will not close. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994